UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2022

Thorne HealthTech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40826	27-2877253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

152 W. 57th Street, New York, NY 10019

(Address of Principal Executive Offices) (Zip Code)

(929) 251-6321

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	THRN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 10, 2022, Thorne HealthTech, Inc. (“Thorne”) entered into an agreement (the “Joint Venture Agreement”) with Mitsui & Co. Ltd. (“Mitsui”) and TM HealthTech Pte. Ltd. (the “Company”), a wholly owned subsidiary of Mitsui, to form a joint venture entity to be named Thorne HealthTech Asia PTE, LTD. (the “Joint Venture”) to exclusively market, distribute and sell Thorne’s products across Singapore, Hong Kong, Taiwan, Thailand, Indonesia, Malaysia, Australia, the Philippines, Vietnam, India, and New Zealand.

Upon formation of the Joint Venture, Thorne and Mitsui will hold 51% and 49%, respectively, of the total issued share capital of the Joint Venture. In conjunction with the formation and operation of the Joint Venture, Thorne and Mitsui have agreed to initially contribute approximately $2.7 million and $2.6 million, respectively, in cash, to the Joint Venture. Thorne and Mitsui expect to make their respective capital contribution in full, no later than January 20, 2022.

The board of directors of the Joint Venture initially will be composed of five (5) directors, of which three (3) shall be nominated by Thorne, and two (2) by Mitsui. Each director shall be appointed for a term of office of one (1) year and shall be eligible for re-election.

The foregoing description of the Joint Venture Agreement is a summary and is qualified in its entirety by the terms of the Joint Venture Agreement, a copy of which will be filed as an exhibit to Thorne’s Annual Report on Form 10-K for the year ended December 31, 2021.

On January 13, 2022, the Company issued a press release announcing the Joint Venture. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Toru Yoshimura

On January 13, 2022, the Board of Directors (the “Board”) of Thorne HealthTech, Inc. (the “Company”) accepted the resignation of Mr. Toru Yoshimura from the Company’s Board and the Compensation Committee of the Board, effective immediately to devote time to his new position with Kirin Holdings Company, Limited (“Kirin”). Mr. Yoshimura’s resignation was not the result of any disagreement with the Company.

Appointment of Mr. Takeshi Minakata

On January 13, 2022, the Board announced the appointment of Mr. Takeshi Minakata as a Class III director of the Company, effective January 13, 2022, with a term expiring at the annual meeting to stockholders to be held in 2024. Mr. Minakata will replace Mr. Toru Yoshimura as the designee of Kirin. Mr. Minakata’s appointment to the Board is subject to the Nominating, Observer, and Secondment Agreement, between the Company, Kirin and Mitsui, dated September 27, 2021 (the “Nominating Agreement”), which was previously filed as Exhibit 10.26 to the Company’s Registration Statement on Form S-1, on August 16, 2021. The Nominating Agreement provides that, subject to certain minimum stock ownership requirements, that Kirin has certain rights regarding the nomination of designees to the Board.

Mr. Minakata has served in several positions at the Kirin Group of companies since 2012, including as General Manager of Corporate Planning Dept at Kirin Brewery Co. from 2012 to 2013, Director of Corporate Strategy at Kirin Holdings Co. from 2015 to 2016, Director and President of Myanmar Brewery Limited from 2016 to 2018, and he has served as President and CEO of Kyowa Hakko Bio., Limited since 2018. He previously served on the Board of Directors of Myanmar Brewery Ltd. from 2016 to 2018 and Kyowa Hakko Bio., Ltd. from 2018 to 2021. Mr. Minakata graduated from the University of Tokyo in 1984 with a B.A. in Agricultural Chemistry.

Mr. Minakata’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors. Other than as described above, there are no arrangements or understandings between Mr. Minakata and any other persons pursuant to which Mr. Minakata was selected as a director, and there are no transactions in which Mr. Minakata has an interest requiring disclosure under Item 404(a) of Regulation S-K. The Board has determined that Mr. Minakata qualifies as an “independent director” for purposes of The NASDAQ Stock Market LLC listing standards. Mr. Minakata will also serve as a member on the Company’s Compensation Committee.

Mr. Minakata has also entered into the Company’s standard form of indemnification agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated January 13, 2022, issue by Thorne HealthTech, Inc.

104	Cover page Interactive Data File (embedded within Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNE HEALTHTECH, INC.

By:	/s/ Scott S. Wheeler
Name:	Scott S. Wheeler
Title:	Chief Financial Officer

Date: January 13, 2022